Exhibit 5.1




                           [Form of Legality Opinion]





                           March ___, 1998


A.I. Receivables Corp.
160 Water Street
New York, New York  10038

Ladies and Gentlemen:

                  We have acted as special counsel to A.I. Receivables Corp., a Delaware corporation (the "Company"), A.I. Credit Corp., a New Hampshire corporation ("AIC"), and AICCO, Inc., a California corporation ("AICCO"), in connection with the preparation and filing of the Registration Statement of the Company on Form S-1 under the Securities Act of 1933, as amended (File No. 333-44653) (the "Registration Statement"). Capitalized terms defined in the Registration Statement and used but not otherwise defined herein are used herein as so defined.

                  In so acting, we have examined an original or a copy, certified or otherwise identified to our satisfaction, of drafts of the Amended and Restated Pooling and Servicing Agreement, to be dated as of the Closing Date (the "Pooling and Servicing Agreement") among the Company, AIC, AICCO and The First National Bank of Chicago, as Trustee, and the Series 1998-1 Supplement to the Pooling and Servicing Agreement, to be dated as of the Closing Date (collectively with the Pooling and Servicing Agreement and any other supplements thereto, the "PSA").


                  In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter

A.I. Receivables Corp.
Page 2



documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon resolutions of the board of directors of the Company and incumbency certificates of officers and representatives of the Company and upon the representations and warranties of the Company contained in the PSA.

                  Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that the Certificates of the AIC Premium Finance Loan Master Trust to be issued and sold by the Company have been duly authorized by the Company and, when issued and sold as contemplated by the PSA will be validly issued, fully paid and non-assessable.

                  The opinions expressed herein are limited to the laws of the State of New York, the corporate laws of the State of Delaware and the federal laws of the United States, and we express no opinion as to the effect on the matters covered by this letter on the laws of any other jurisdiction.

                  We hereby consent to be named in the Prospectus as the attorneys who have passed upon the legality of the securities being offered thereby and to the filing of this opinion as an exhibit to the Registration Statement.

                                                     Very truly yours,